THERMOGENESIS REPORTS FISCAL 2010 THIRD QUARTER RESULTS

(RANCHO CORDOVA, CA), May 6, 2010—ThermoGenesis Corp. (NASDAQ: KOOL), a leading supplier of innovative products and services that process and store adult stem cells, today reported results for the third quarter and first nine months of fiscal 2010.

For the third quarter ended March 31, 2010, the Company reported total revenues of $4.8 million versus total revenues of $5.1 million in the third quarter a year ago and $6.0 million in the second quarter of fiscal 2010.

The Company recorded disposable revenues of $3.0 million in the third quarter of fiscal 2010, an increase over disposable revenues of $2.9 million in the third quarter a year ago and $3.5 million in the second quarter of fiscal 2010.

For the third quarter of fiscal 2010, ThermoGenesis reported a net loss of $1.4 million, or $0.02 per share, compared with a net loss of $1.1 million, or $0.02 per share, in the same period a year ago. The results for the third quarter of fiscal 2010 compare with a net loss of $1.5 million, or $0.03 per share, in the second quarter of fiscal 2010.

“Our results for the third quarter reflect lower-than-anticipated orders for our Res-Q and MXP products through Celling Technologies, our distributor serving the orthopedic market. In addition, we ended the quarter with approximately $600,000 in AXP bag set backorders, due to the transition to a new second source manufacturer, which is now up and running. We expect to fulfill these AXP bag set backorders during the fourth fiscal quarter. The Company also recorded lower-than-expected BioArchive sales. These three events, which occurred very late in the quarter, resulted in a shortfall of approximately $2 million in revenue,” Engle said.

“This impact to the third quarter has resulted in a shift in our plan to reach profitability by one quarter to the first quarter of fiscal 2011 as we now expect fourth quarter 2010 revenues will exceed $7 million, which should get us to break-even. We have a strong product backlog and the visibility of incoming orders. Additionally, we now have expanded AXP bag set production capacity and anticipated growth of our bone marrow offerings in both current and prospective markets through multiple new distribution channels,” Engle added.

For the first nine months of fiscal 2010, ThermoGenesis reported revenues of $15.9 million versus $15.8 million in the same period a year ago. Disposable revenues in the first nine months of fiscal 2010 were $9.6 million, a 14 percent increase over disposable revenues of $8.4 million in the same period a year ago. The Company reported a net loss of $5.0 million, or $0.09 per share, in the first nine months of fiscal 2010 versus a net loss of $5.5 million, or $0.10 per share, in the first nine months of fiscal 2009.

“Over the past 90 days, we have established significant underpinnings for the Company’s long-term growth strategy and we have completed five new and important distribution agreements during that time, including our new distribution agreement announced today with GE Healthcare for our Res-Q™60 BMC (Res-Q) product used to prepare cell concentrates from bone marrow. These five new agreements cover both our bone marrow and cord blood offerings and provide us expanded reach into new geographies as we continue to build momentum in regenerative medicine,” said J. Melville Engle, Chief Executive Officer of ThermoGenesis.

The previously announced distribution agreements include:

•	An enhanced distribution agreement with GE Healthcare covering the AXP® AutoXpress™ (AXP) System.

•	Exclusive, five-year agreement with Fenwal, Inc., to market the AXP and BioArchive® Systems for use in cord blood processing and storage in China, India and Japan.

•	Distribution agreement covering the Res-Q and MXP™ MarrowXpress™ for bone marrow stem cell markets in India, Malaysia and Thailand with TotipotentSC.

•	Agreement with CEI to market and distribute the Res-Q and MXP Systems in Mexico and Central and South American countries, including Brazil, Chile, Columbia, Costa Rica, Panama, Peru, Uruguay and Venezuela.

Company’s Conference Call and Webcast

Management will host a conference call today at 2:00 PM Pacific (5 PM Eastern) to review the fiscal 2010 third quarter and first nine months fiscal results.

Conference call details:
Dial-in (U.S.):	1-800-860-2442
Dial-in (International):	1-412-858-4600
Conference Name:	“ThermoGenesis”

To listen to the audio webcast of the call during or after the event, please visit

http://www.thermogenesis.com/investors-webcasts-and-calls.aspx

An audio replay of the conference call will be available beginning approximately two hours after completion of the call for the following five business days

To access the replay:
Access number (U.S.):	1-877-344-7529
Access number (International):	1-412-317-0088
Conference ID#:	385107

THERMOGENESIS CORP.
Condensed Consolidated Balance Sheets
(Unaudited)

	March 31,	June 30,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$5,134,000	$6,655,000
Short term investments	4,992,000	8,976,000
Accounts receivable, net	5,080,000	4,235,000
Inventories	5,459,000	5,233,000
Other current assets	208,000	662,000

Total current assets	20,873,000	25,761,000
Equipment, net	1,831,000	1,784,000
Other assets	188,000	110,000

	$22,892,000	$27,655,000

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable	$2,290,000	$1,781,000
Other current liabilities	2,717,000	3,057,000

Total current liabilities	5,007,000	4,838,000
Long-term liabilities	34,000	363,000
Stockholders’ equity	17,851,000	22,454,000

	$22,892,000	$27,655,000

THERMOGENESIS CORP.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2010	2009	2010	2009
Net revenues	$4,764,000	$5,148,000	$15,912,000	$15,776,000
Cost of revenues	3,363,000	3,354,000	10,943,000	10,489,000

Gross profit	1,401,000	1,794,000	4,969,000	5,287,000

Expenses:
Selling, general and administrative	1,722,000	1,917,000	5,975,000	7,037,000
Research and development	1,080,000	1,018,000	4,074,000	3,916,000

Total operating expenses	2,802,000	2,935,000	10,049,000	10,953,000
Interest and other income, net	36,000	49,000	58,000	200,000

Net loss	($1,365,000)	($1,092,000)	($5,022,000)	($5,466,000)

Basic and diluted net loss per common share	($0.02)	($0.02)	($0.09)	($0.10)

Shares used in computing per share data	56,092,960	56,092,960	56,092,960	56,049,627

THERMOGENESIS CORP.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended
	March 31,
	2010	2009
Cash flows from operating activities:
Net loss	($5,022,000)	($5,466,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	361,000	362,000
Stock based compensation expense	419,000	370,000
Loss on impairment of equipment	26,000	—
Accretion of discount on short-term investments	(2,000)	(157,000)
Net change in operating assets and liabilities:
Accounts receivable, net	(782,000)	1,027,000
Inventories	(391,000)	(470,000)
Other current assets	454,000	76,000
Other assets	59,000	(447,000)
Accounts payable	509,000	(2,221,000)
Accrued payroll and related expenses	(437,000)	133,000
Deferred revenue	(477,000)	(503,000)
Other current liabilities	248,000	(123,000)

Net cash used in operating activities	(5,035,000)	(7,419,000)

Cash flows from investing activities:
Capital expenditures	(469,000)	(341,000)
Purchase of investments	(6,741,000)	(16,981,000)
Maturities of investments	10,727,000	27,000,000

Net cash provided by investing activities:	3,517,000	9,678,000

Cash flows from financing activities:
Payments on capital lease obligations	(3,000)	(11,000)

Net cash used in financing activities	(3,000)	(11,000)

Net (decrease)increase in cash and cash equivalents	(1,521,000)	2,248,000
Cash and cash equivalents at beginning of period	6,655,000	4,384,000

Cash and cash equivalents at end of period	$5,134,000	$6,632,000

About ThermoGenesis Corp.

ThermoGenesis Corp. (www.thermogenesis.com) is a leader in developing and manufacturing automated blood processing systems and disposable products that enable the manufacture, preservation and delivery of cell and tissue therapy products. These products include:

•	The BioArchive® System, an automated cryogenic device, is used by cord blood stem cell banks in more than 30 countries for cryopreserving and archiving cord blood stem cell units for transplant.

•	AXP® AutoXpress™ Platform (AXP), a proprietary family of automated devices that includes the AXP and the MXP™ MarrowXpress™ and companion sterile blood processing disposables for harvesting stem cells in closed systems. The AXP device is used for the processing of cord blood. The MXP is used for the preparation of cell concentrates, including stem cells, from bone marrow aspirates in the laboratory setting.

•	The Res-Q™ 60 BMC (Res-Q), a point-of-care system that is designed for the preparation of cell concentrates, including stem cells, from bone marrow aspirates.

•	The CryoSeal® FS System, an automated device and companion sterile blood processing disposable, is used to prepare fibrin sealants from plasma in about an hour. The CryoSeal FS System is approved in the U.S. for liver resection surgeries. The CryoSeal FS System has received the CE-Mark which allows sales of the product throughout the European community.

This press release contains forward-looking statements, and such statements involve risks and uncertainties that could cause actual outcomes to differ materially from those contemplated by the forward-looking statements. Several factors, including timing of FDA approvals, changes in customer forecasts, our failure to meet customers’ purchase order and quality requirements, supply shortages, production delays, changes in the markets for customers’ products, introduction timing and acceptance of our new products scheduled for fiscal year 2010, and introduction of competitive products and other factors beyond our control, could result in a materially different revenue or profitability outcome and/or in our failure to achieve the revenue levels we expect for fiscal
2010. A more complete description of these and other risks that could cause actual events to differ from the outcomes predicted by our forward-looking statements is set forth under the caption “Risk
Factors” in our annual report on Form 10-K and other reports we file with the Securities and
Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward-looking statements.

ThermoGenesis Corp.
Web site: http://www.thermogenesis.com
Contact: Investor Relations
+1-916-858-5107, or
ir@thermogenesis.com